Exhibit 3

Indirect Sale Notice and Accession Agreement

This INDIRECT SALE OPTION NOTICE AND ACCESSION AGREEMENT, dated as of October 3rd, 2016 (this “Agreement”), is being entered into by Camargo Correa S.A. (“CCSA”) (in its existing capacity under the Share Purchase Agreement (as defined below) and additionally in its capacity as a HoldCo Seller) and VBC Energia S.A. (a “HoldCo Seller” and together with CCSA, the “HoldCo Sellers”) and ESC Energia S.A. (the “ESC”) with respect to the Share Purchase Agreement, dated as of September 2nd, 2016 (the “Share Purchase Agreement”), by and among State Grid Brazil Power Participações Ltda, State Grid International Development Limited, ESC Energia S.A., Camargo Corrêa S.A. and any other Seller becoming a party to the Share Purchase Agreement in accordance with Article X thereof. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Share Purchase Agreement.

WHEREAS, ESC and CCSA desire to effect an Indirect Sale pursuant to Section 2.9 of the Share Purchase Agreement;

WHEREAS, in furtherance thereof, each of the HoldCo Sellers desires to accede to the Share Purchase Agreement as a Party in the position of a “HoldCo Seller” as provided herein and in the Share Purchase Agreement and, in connection therewith, to make the representations warranties, covenants and agreements contained herein,

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement and in the Share Purchase Agreement, and intending to be legally bound hereby, the parties hereby agree, for the benefit of the other parties hereto and of each other Party to the Share Purchase Agreement, as follows:

1.    Notice of Indirect Sale Election. Each of the HoldCo Sellers, ESC and CCSA hereby certifies to Buyer that each of the Hold Co Conditions has been and remains satisfied as of the execution hereof, and ESC and CCSA hereby deliver notice to Buyer that they are irrevocably electing to effect an Indirect Sale pursuant to Section 2.9 of the Share Purchase Agreement, subject to the satisfaction or waiver at the Closing of the conditions precedent thereto set forth in Article VII to the Share Purchase Agreement and provided that the HoldCo Conditions at all times remain satisfied.

2.    Accession to Share Purchase Agreement. The HoldCo Sellers and each other party hereto hereby agrees that, by executing and delivering this Agreement to Buyer, each HoldCo Seller has, subject to Section 2.9 of the Share Purchase Agreement, become a party to the Share Purchase Agreement in the position of a “HoldCo Seller”(with all attendant rights, duties and obligations stated in the Share Purchase Agreement as being applicable to HoldCo Sellers, with the same force and effect as if such HoldCo Seller had executed the Share Purchase Agreement on the date thereof as a HoldCo Seller). Each of the HoldCo Sellers and each other party hereto hereby waives any and all claims, defenses or other rights it might otherwise be able to assert that it has not effectively become a party to the Share Purchase Agreement in the position of a “HoldCo Seller”, without prejudice to Buyer’s right to assert the same or to waive any non-compliance by either HoldCo Seller with respect to the conditions to accession. The accession to this Agreement by CCSA as a “HoldCo Seller” is in addition to and not in substitution of, and is without prejudice to, the other rights, duties and obligations of Camargo Corrêa S.A. pursuant to the Share Purchase Agreement, including in its capacity as a “Seller” in respect of the Dividend Shares and with respect to the guarantee provided by it pursuant to Article XI of the Share Purchase Agreement.

3.    Additional Representations and Warranties of the HoldCo Sellers. Each of the HoldCo Sellers hereby represents and warrants to Buyer on a joint and several basis, as of the date hereof and as of the Closing, that:

(a)    Incorporation and Corporate Power. Such HoldCo Seller (a) is a legal entity duly organized and validly existing under the Laws of Brazil, (b) has all corporate power and authority to own, pledge and dispose of its ESC Shares and all requisite authorizations, licenses, Permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted, (c) has all requisite corporate power and authority to enter into and perform its obligations under the Share Purchase Agreement and this Agreement, and has or will prior to the execution of the applicable document have full corporate power and authority to execute each of the agreements, instruments and other documents relating to the Indirect Sale and to any of the other transactions contemplated by this Agreement or the Share Purchase Agreement (collectively, the “HoldCo Transactions” ) and (d) is not in violation of any of the provisions of its governing documents. The copy of the bylaws of such HoldCo Seller furnished by such Seller to Buyer (with respect to ESC and CCSA) prior to the date hereof, or (with respect to each Seller other than ESC and CCSA) prior to the date it became a Party to this Agreement, reflects all amendments made thereto and is correct and complete in all respects. All of the HoldCo Conditions are satisfied. VBC Energia S.A. is 100% directly or indirectly owned by CCSA.

(b)    Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance by such HoldCo Seller of the Share Purchase Agreement and this Agreement, and the consummation of the HoldCo Transactions by it, have been duly and validly authorized by all requisite corporate action, and no other corporate, member or stockholder authorization or consent or other proceedings on the part of such HoldCo Seller or its Affiliates are necessary to authorize the execution, delivery or performance of the Share Purchase Agreement. This Agreement has been duly executed and delivered by such Seller, and constitutes the valid and binding obligation of such HoldCo Seller, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exceptions. Each agreement, instrument and other document relating to any of the HoldCo Transactions executed or to be executed by such HoldCo Seller or such HoldCo Seller’s Subsidiary constitutes or, when entered into will constitute, a valid and binding obligation of such HoldCo Seller or, as applicable, such Subsidiary, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exceptions.

(c)    No Breach. Assuming the receipt of the Regulatory Approvals and the consents contemplated by Schedule 6.5(a) through Schedule 6.5(c) of the Share Purchase Agreement, the execution, delivery and performance by such HoldCo Seller of this Agreement and the Share Purchase Agreement, and the execution, delivery and performance by such

HoldCo Seller and its Subsidiaries of each of the other agreements, instruments and other documents relating to any of the HoldCo Transactions, to which such HoldCo Seller (or any of its Subsidiaries) is or will be a party, and the consummation by such HoldCo Seller of the HoldCo Transactions, do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon, any of the ESC Shares or the Shares or any assets of such HoldCo Seller or of ESC under the provisions of (a) any Contract or Permit by which such HoldCo Seller or ESC is bound or affected, (b) the governing documents or any duly adopted stockholder, or director resolution of such HoldCo Seller or ESC or (c) any Brazilian Laws to which such HoldCo Seller of ESC is subject, or give any Governmental Authority or other Person the right to challenge any of the HoldCo Transactions, except, in each case, as is not reasonably likely to result in a Material Adverse Effect or in loss of any Concession or use of any Concession or license of the Company or any Company Subsidiary. In connection with the HoldCo Transactions, neither such HoldCo Seller nor ESC is subject to the Laws of any jurisdiction other than the Laws of Brazil.

(d)    Title to Shares.

(i)    The HoldCo Sellers are collectively the sole record and beneficial owners of all of the equity interests of ESC (such equity interests, the “ESC Shares”) and (ii) each HoldCo Seller has good title to all of the ESC Shares held by it (and between them have good title to all of the ESC Shares), free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws). No Person other than the HoldCo Sellers owns, of record, beneficially or otherwise, or has any interest in or right to acquire, any shares of capital stock of, or other equity or voting interest in, ESC. On the Closing Date, immediately after consummation of the Closing with respect to the Indirect Sale, Buyer (or its designee) will have acquired from the HoldCo Sellers, free from all Liens (other than any transfer restrictions imposed by applicable securities Laws) 100% of the equity interests of ESC. Prior to the earlier of the Closing with respect to the Indirect Sale and the termination of this Share Purchase Agreement pursuant to Section 8.1, such HoldCo Seller shall not, directly or indirectly:

A.	sell, convey, transfer, pledge or otherwise encumber or dispose of any of its ESC Shares or any interest therein, except pursuant to this Agreement and the Share Purchase Agreement;

B.	deposit any of its ESC Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such ESC Shares or grant any proxy with respect thereto; or

C.	enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any ESC Shares.

(ii)    Except for this Agreement, neither HoldCo Seller is a party to any voting trusts, proxies, or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of any ESC Shares.

(e)    Governmental Authorities; Consents. Except for the Regulatory Approvals and for any notices, reports or filings required under applicable securities laws or stock exchange rules in the United States or Brazil, no notices, reports or other filings are required to be made by such HoldCo Seller or its Affiliates with, and no Permit, authorization, Consent, approval or exemption is required to be obtained by such HoldCo Seller or its Affiliates from, any Governmental Authority or any other Person, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions contemplated hereby, except as would not reasonably be likely to have a Material Adverse Effect.

(f)    Litigation and Liabilities. There are no Actions pending (or, to the Knowledge of such HoldCo Seller, threatened) against such HoldCo Seller that (a) relate to any ESC Shares, (b) challenge the validity or enforceability of such Hold Co Seller’s obligations under this Agreement, the Share Purchase Agreement or any other document related to the Transactions or (c) would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the HoldCo Transactions. Neither HoldCo Seller is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the HoldCo Transactions.

(g)    Certain Conduct; Sanctions. Neither HoldCo Seller nor any of either of their Affiliates, nor any Person listed in Article 4°, § 2° of Brazilian Law No. 12,846, dated August 1, 2013, as amended (in respect of such HoldCo Seller or any of its Affiliates), nor any director, officer, agent, representative or employee of, or other Person associated with or acting on behalf or for the benefit of or purporting to act on behalf of, any of the foregoing entities, (A) has, in connection with any act on behalf of or for the benefit of or purporting to act for or on behalf of ESC, directly or indirectly in violation of Law (w) made, offered or promised to make, or authorized the making of, any payment or provision of anything of value or advantage to any Person, (x) given, offered or promised to give, or authorized the giving of, any gift, benefit, political or charitable contribution or any other thing, service or benefit of value or advantage to any Person, (y) requested or received any unlawful payment, gift, benefit, political or charitable contribution or other unlawful thing of value or advantage or (z) violated any provision of the Covered Laws; (B) has been or is being investigated by a Governmental Authority with respect to conduct within the scope of clause (A) above; (C) will directly or indirectly use all or any portion of the amounts to be delivered by Buyer hereunder (x) for or in connection with or in furtherance of the making, offering or promising to make, or the authorization of the making of any unlawful payment or provision of anything of value or advantage to any Person; (y) for or in connection with or in furtherance of the giving, offering or promising to give, or the authorization of the giving of any unlawful gift, benefit, political or charitable contribution or other unlawful thing of value to any Person; or (z) in a manner that would violate any provision of any Covered Law in any material respect; or (D) is a “foreign official” within the meaning of the FCPA.

(h)    Brokerage. Each HoldCo Seller is solely responsible for any commissions, fees, costs, expenses and other amounts paid or payable to its investment banker, broker, finder, advisors, counsels and other intermediaries (or those of any of its Affiliates) in connection with the HoldCo Transactions.

(i)    Incorporation and Corporate Power. ESC is a corporation (sociedade por ações) duly incorporated and validly existing under the Laws of Brazil and has all requisite corporate power and authority to own, lease and operate its material properties and assets and to carry on its business in all material respects as presently conducted. The copy of ESC’s organizational documents publicly available from the Commercial Registry of the State of São Paulo as of the date of this Agreement are true, complete and correct and in full force and effect and ESC is in compliance in all material respects with such organizational documents.

(j)    Capitalization. All of the ESC Shares (and any other equity interests in ESC) are owned by the HoldCo Sellers. There are no outstanding securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any ESC Shares or other equity interests of ESC. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts, arrangements, calls, commitments or rights of any kind that obligate the HoldCo Sellers, ESC or any of their respective Affiliates to issue, sell, purchase, repurchase or redeem or otherwise acquire, or vote or direct the voting of, any shares of capital stock or other securities of ESC or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of ESC (or any voting or economic rights therein), and no securities or obligations evidencing such rights are authorized, issued or outstanding. All of the ESC Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were offered, sold, issued and delivered in compliance with all applicable securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive rights or any other third-party rights created by statute, the governing documents of such entity or any Contract to which any HoldCo Seller of any Affiliate of any HoldCo Seller is bound. ESC does not own any equity interests in any other Person other than the Company.

(k)    Financial Statements. The audited consolidated financial statements of ESC for the years ended December 31, 2014 and 2015 present fairly, in all material respects, in accordance with Brazilian GAAP, the consolidated financial position, results of operations, and cash flows of ESC as of and for the period indicated in such financial statements, subject to normal year-end adjustments and such limitations, exceptions and qualifications as may be reflected in such financial statements or as would customarily be disclosed in the notes to audited financial statements. The unaudited balance sheet of ESC for the month ending May 31, 2016 and the unaudited income statement, statement of cash flows and statement of shareholders equity for the five months ended May 31, 2016 present fairly, and the balance sheet of ESC for the most recent month ending prior to the Closing for the Indirect Sale and the income statement, statement of cash flows and statement of shareholders equity for the period from December 31, 2015 until such most recent month end prior to the Closing for the Indirect Sale (all of which will be delivered to Seller at least 3 Business Days before the Closing) will present fairly, in all material respects, in accordance with Brazilian GAAP, the consolidated financial position, results of operations, and cash flows of ESC as of such month and period ends, subject to normal period-end adjustments and such limitations, exceptions and qualifications as may be reflected in such financial statements or as would customarily be disclosed in the notes to audited financial statements. The HoldCo Sellers have provided true and correct copies of the financial statements referred to in this Section 3(k) to Buyer.

(l)    No Undisclosed Liabilities. ESC does not have, nor has it had at any time, any assets or Liabilities or other obligations (asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued or otherwise) of any kind other than for (i) ownership of the Shares held by it, (ii) Liabilities pursuant to the Company Shareholders Agreement and the Share Purchase Agreement and (iii) Liabilities directly resulting from maintaining its existence as a corporate entity duly organized in Brazil that are not material in amount. ESC does not have, nor has it at any time had, any employees. ESC does not have any Contracts (other than the Company Shareholders Agreement and the Share Purchase Agreement). ESC does not, nor has it ever, conducted any business other than such business as may be incidentally required in connection with the ownership of the Shares and maintaining its existence as a corporate entity duly organized in Brazil. No assets of ESC have been pledged to secure any obligations of any Person.

(m)    Taxes. ESC (a) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate, (b) have paid all Taxes that are required to be paid or that ESC is obligated to withhold from amounts owing to any Person and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no pending or, to the knowledge of ESC or the HoldCo Sellers, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. To the knowledge of ESC or the HoldCo Sellers, there are no unresolved questions or claims concerning ESC’s Tax liability. The HoldCo Sellers have made available to Buyer true and correct copies of the Brazilian Tax Returns filed by ESC for each of the fiscal years ended December 31, 2011, December 31, 2012, December 31, 2013, December 31,2014 and December 31, 2015. ESC does not have any Liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the most recent balance sheet of ESC delivered to the Buyer prior to the Buyer Initial Offer Submission Date.

4.    Certain Covenants of HoldCo Sellers. In addition to the other covenants and agreements of the HoldCo Sellers set forth herein and in the Share Purchase Agreement, the HoldCo Sellers, agree to do the following:

(a)    Except as otherwise required by Law or expressly required by this Agreement or the Share Purchase Agreement, ESC agrees to, and each HoldCo Seller agrees to cause ESC to, from the date hereof until the Closing, (x) conduct its businesses in the ordinary course of business, on an arms-length basis and in compliance in all material respects with Law, (y) comply with all Covered Laws and (z) use its best efforts to preserve its business organizations intact and maintain existing relations and goodwill with Governmental Authorities and counterparties and agents. Without limiting the generality of, and in furtherance of, the foregoing, ESC agrees, and each HoldCo Seller agrees to cause ESC, from the date hereof until the Closing, not to (except as otherwise required by Law, or expressly required by this Agreement or the Share Purchase Agreement, or approved by Buyer):

i.	amend or propose to amend any governing document of ESC;

ii.	merge or consolidate ESC with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

iii.	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of ESC or any of the Shares bound by the Company Shareholders Agreement held by ESC, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

iv.	redeem, purchase or acquire or offer to redeem, purchase or acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

v.	split, combine or reclassify any outstanding shares of its capital stock (or any securities convertible into or exchangeable for any shares of its capital stock);

vi.	declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock or enter into any agreement with respect to the voting of its capital stock;

vii.	make any loans, advances, guarantees or capital contributions to or investments in any Person;

viii.	incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities, or warrants or other rights to acquire any debt security, of the Company or any of its Subsidiaries;

ix.	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its Shares bound by the Company Shareholders Agreement or assets, licenses, operations, rights, product lines, properties, businesses or interests therein (including capital stock of any of its subsidiaries);

x.	acquire any assets, or any corporation, partnership, joint venture, limited liability company or other business organization (or division or material assets thereof);

xi.	enter into any transaction with any Insider;

xii.	cancel any debts or waive any claims or rights of material value;

xiii.	conclude or agree to any material corrective actions, plans, consent decrees, actions or orders;

xiv.	initiate, settle, compromise or waive any rights relating to any litigation or arbitration matters or other proceedings before a Governmental Authority or any other Person;

xv.	make any changes with respect to accounting policies or procedures, except as required by changes in Law or Brazilian GAAP;

xvi.	make or change any (A) Tax election, accounting method, principle or practice from those utilized in the preparation of the latest Tax Returns, (B) settlement or final resolution of any Tax controversy or (C) amendment to any Tax Return;

xvii.	take any action that would (or fail to take any action where such failure would), individually or in the aggregate, result in or reasonably be likely to result in any of the conditions set forth in Section 2.9 of the Share Purchase Agreement not being satisfied; or

xviii.	hire any employee, undertake any activity (other than holding the Shares) or enter into any Contract.

5.    Indemnity. The HoldCo Sellers acknowledge that breaches of and inaccuracies in the representations and warranties set forth in Section 3 are potentially indemnifiable by the HoldCo Sellers pursuant to Section 9.2(a) of the Share Purchase Agreement and that breaches of or failures to perform the covenants set forth herein are potentially indemnifiable by the HoldCo Sellers pursuant to Section 9.2(b) of the Share Purchase Agreement, subject, in each case, to the terms and conditions set forth in Article IX of the Share Purchase Agreement.

6.    Governing Law. This Agreement shall be construed, performed and enforced in all respects in accordance with the Laws of Brazil without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.    Third Party Beneficiaries. Each of the other Parties to the Share Purchase Agreement are express third parties beneficiaries of this Agreement. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than the third-party rights provided for under ARTICLE IX of the Share Purchase Agreement.

8.    Arbitration.

(a)    Any discrepancy, dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, the existence, validity, effectiveness, interpretation, performance, implementation, termination or any breach hereof or thereof (a “Dispute”) among the Parties, including any of its successors at any title, shall be exclusively and definitively resolved, without any recourse to appeal, by final and binding arbitration. The seat of such arbitration shall be, and the arbitration hearings shall be held in, the City of São Paulo, State of São Paulo, Brazil. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC (“Arbitration Rules”), as in effect as of the date of commencement of the arbitration, as modified by this Agreement or mutual agreement of the Parties, and with Law 9,307/96.

(b)    The arbitration shall be conducted in the English language, although documents or testimony may be submitted in Portuguese or any other languages if a translation is provided.

(c)    The arbitration panel shall be composed of three arbitrators. The first arbitrator shall be appointed by the claimant. The second arbitrator shall be appointed by the respondent. The third arbitrator (who shall act as chairman) shall be appointed by the two party-appointed arbitrators, within fifteen (15) days from the date of confirmation of the second party-appointed arbitrator. If any Party fails to appoint an arbitrator within the required period, or if the two arbitrators cannot reach an agreement with respect to the third arbitrator within the applicable periods, the appointment shall be made by the ICC International Court of Arbitration pursuant to the Arbitration Rules. To the extent that a Dispute involves more than one party as claimant, such claimants shall jointly appoint the first arbitrator. To the extent that any Dispute involves more than one respondent, such respondents shall jointly appoint the second arbitrator.

(d)    In case of an arbitration involving three (3) or more parties that can neither be set in a group of claimants nor in a group of respondents, the parties, in agreement, shall appoint two arbitrators within fifteen (15) days after receipt of the last notice by the ICC in this sense. The third arbitrator, whom shall act as the President of the arbitration panel, shall be appointed by the party-appointed arbitrators within fifteen (15) days after the confirmation of the last arbitrator or, if that is not possible by any reason, by the ICC, in accordance with the Arbitration Rules. If the parties fail to appoint the arbitrators, all members of the arbitration panel shall be appointed by the ICC, in accordance with the Arbitration Rules, which shall designate one of them to serve as chairman of the arbitration panel.

(e)    Provided that the terms of reference have not been signed by the parties or approved by the ICC, the ICC may consolidate two or more simultaneous arbitral proceedings arising out of this Agreement or any other agreement entered by the Parties, as the case may be, in accordance with the Arbitration Rules. After the terms of reference are signed by the parties of the Dispute or it is approved by the ICC, the arbitration panel may consolidate arbitral proceedings based on this or any other agreement provided that: (i) the arbitral proceedings arise in connection with the same legal relationship; (ii) the arbitration clauses are compatible; (iii) no party would be unduly prejudiced; and (iv) consolidation under these circumstances would not result in undue delay. The arbitration panel that was first constituted shall have jurisdiction for consolidation and its decision shall be final and binding upon the parties to all proceedings.

(f)    Any award of the arbitration panel must be in writing and state the grounds upon which it is based. The award shall be final and binding on the Parties and their successors at any title, and a judgment upon the award may be recognized and enforced in any court of competent jurisdiction. The fees of the arbitration and other reasonable and documented costs of the party which has prevailed in such arbitration, including reasonable attorney’s fees, shall be borne as established by the arbitration panel.

(g)    As soon as constituted, the arbitration panel may, at the request of a Party, order any interim or conservatory measure it deems appropriate. The arbitration panel may make the granting of any such measure subject to appropriate security being furnished by the requesting party. Any such measure shall take the form of an order, giving reasons, or of a partial award, as the arbitration panel considers appropriate. Before the constitution of the arbitration panel, the Parties may apply to any competent judicial authority or to the Emergency Arbitrator, as provided in the Arbitration Rules, for interim or conservatory measures. The application of a Party to a judicial authority or to the Emergency Arbitrator for such measures or for the implementation of any such measures ordered by the arbitration panel shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitration panel.

(h)    Each Party’s promise to resolve all Disputes as set forth herein is given in consideration for the other Party’s like promise. The details or existence of any Disputes, any formal or informal meetings and proceedings conducted hereunder, and any discovery taken in connection with any arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any third party (excluding a Party’s attorneys, accountants, insurers and other agents and representatives, as reasonably required in connection with any Dispute resolution procedure hereunder), except as otherwise required by any Law or rule of any securities exchange on which such Party’s securities are traded, and as necessary in court proceedings in relation to the arbitration or to enforce or set aside the arbitration award.

(i)    Each Party retains the right to seek judicial assistance to: (a) enforce the applicability of the arbitration; (b) obtain interim measures of protection and (c) enforce any decision of the arbitrators, including the final award. All interim and urgent measures, when applicable, and enforcement procedures, shall be requested to any court having jurisdiction over the Parties, as the case may be, their assets or to the courts of the city of São Paulo, State of São Paulo, Brazil. For any other judicial measures, the Parties hereby elect, the courts of the City of São Paulo, State of São Paulo shall have jurisdiction on such matters.

9.    Other Provisions. The provisions set forth in Sections 13.2, 13.3, 13.4, 13.5, 13.6, 13.10, 13.11, 13.12 and 13.13 of the Share Purchase Agreement are incorporated herein mutatis mutandis.

10.    Effectiveness. In the event that the HoldCo Conditions are not as of the date hereof satisfied, or cease to be satisfied at any time after the delivery of this Agreement, this Agreement shall be null and void ab initio and of no force or effect.

11.    Definition. For purposes of the Share Purchase Agreement, the term “HoldCo Fundamental Warranties” means the representations and warranties set forth in Sections 3(a), 3(b), 3(c), 3(d), 3(g), 3(h), 3(i), 3(j), 3(l) and 3(m) of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Indirect Sale Notice and Accession Agreement as of the date first written above.

CAMARGO CORRÊA, S.A.

By:	/s/ Luciano M. Motta
Name:	Luciano M. Motta
Title:	Director

By:	/s/ Robert Navarro Evangelista
Name:	Robert Navarro Evangelista
Title:	Director

VBC ENERGIA S.A.

By:	/s/ Luciano M. Motta
Name:	Luciano M. Motta
Title:	Director

By:	/s/ Fernando L. Aguilar
Name:	Fernando L. Aguilar
Title:	Director

ESC ENERGIA S.A.

By:	/s/ Luciano M. Motta
Name:	Luciano M. Motta
Title:	Director

By:	/s/ Fernando L. Aguilar
Name:	Fernando L. Aguilar
Title:	Director

WITNESSES

1.	/s/ Susana Amaral Silveira Chulam	2.	/s/ Elizete Augusto de Souza
	Susana Amaral Silveira Chulam		Elizete Augusto de Souza

[Signature Page to Indirect Sale Notice and Accession Agreement dated October 3, 2016]